UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2005

LANDRY’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22150	76-0405386
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South

Houston, TX 77027

(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 850-1010

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.25)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.12a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition.

On March 8, 2005, Landry’s Restaurants, Inc. (the “Company”) announced financial results for the fourth quarter and the year ended December 31, 2004. The full text of the press release is set forth in Exhibit 99.1 hereto. The information in this report, including the exhibit thereto, is being furnished and is not deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information in this current report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Exchange Act of 1933, except as otherwise expressly stated in such filing.

ITEM 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

This filing describes certain corrections which the Company will be making in the course of restating certain of its prior period financial statements. The Company is unaware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the securities laws. In addition, the corrections described in this filing will have no impact on the Company’s cash flow, revenue, same store sales, or covenants under its credit facility or other debt instruments.

Following a review of its accounting policy and in consultation with its independent registered public accounting firm, Grant Thornton LLP, the Audit Committee of the Company’s Board of Directors (“Audit Committee”) and authorized officers have determined that the Company incorrectly calculated its straight-line rent expense and depreciation and has modified its computations to correct these calculations. As a result, on March 7, 2005, the Audit Committee and authorized officers concluded that the Company’s previously filed financial statements for 2003 and 2002 should and will be restated. This move is similar to recent restatements announced by other public restaurant companies.

Historically, the Company calculated straight line rents using the non cancelable term of the lease commencing on the date rent payments began. Now, the Company will recognize rent expense on a straight-line basis including option renewal periods where failure to exercise such options would result in an economic penalty and beginning when the Company is obligated under the lease. Depreciation expenses will be calculated over the estimated useful life of the improvements or the lease term, including option renewal periods where failure to exercise such options would result in an economic penalty.

The restatement will increase rent expense by $1.3 million and $1.4 million for 2003 and 2002, respectively. The cumulative increase in rent expense for all prior years is $3.7 million. Depreciation expense will increase $0.3 million and $0.2 million in 2003 and 2002, respectively. The cumulative increase in depreciation expense for all prior years is $0.5 million. Earnings per share (diluted) will decrease $0.03 for 2003 and $0.04 for 2002.

The deferred rent liability will increase $1.8 million and $7.8 million, deferred taxes will decrease $0.6 million and $2.2 million and property, plant and equipment, net, will increase $0.2 million and $1.9 million for 2003 and 2002, respectively. Retained earnings at the beginning of 2002 will decrease $2.6 million. The cumulative effect of all changes will reduce retained earnings at the end of 2003 by $4.7 million.

These estimates are subject to change as the Company’s independent registered public accounting firm and its predecessor auditor complete their review. The Company will amend the appropriate filings with the Securities and Exchange Commission (“SEC”) to include the restated financial statements. As a result of the restatement, the 2003 and 2002 financial statements contained in the Company’s prior filings with the SEC should no longer be relied upon.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated March 8, 2005.

The information in this report, including the exhibit hereto, is not deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information in this current report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Exchange Act of 1933, except as otherwise expressly stated in such filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2005	LANDRY’S RESTAURANTS, INC.

	By:	/s/ Steven L. Scheinthal
Steven L. Scheinthal Executive Vice President and General Counsel